Stan J.H. Lee, CPA

2160 North Central Rd. Suite 209 Fort Lee NJ 07024

P.O. Box 436402 San Diego CA 92143-6402

Tel: 619-623-7799 Fax 619-564-3408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective Amendment No. 6 to Registration Statement No: 333-172112 on Form S-1, of our report dated February 5, 2011, relating to the audited financial statements of Lion Lam Diamond Inc., as of December 31, 2010 and for the period from July 14, 2010 (inception) to December 31, 2010 and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Stan J.H. Lee, CPA

STAN J.H. Lee, CPA

Fort Lee, New Jersey

July 25, 2011